Exhibit 10.4

EXECUTION VERSION

Dated as of March 28, 2025

TRTX 2025-FL6 ISSUER, LTD.,

as Issuer,

and

TPG RE FINANCE TRUST MANAGEMENT, L.P.,

as Collateral Manager

COLLATERAL MANAGEMENT AGREEMENT

Exhibit A	Advisory Committee Guidelines	Exh. A-1

-i-

THIS COLLATERAL MANAGEMENT AGREEMENT, dated as of March 28, 2025 (this “Agreement”), is entered into by and between TRTX 2025-FL6 ISSUER, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (together with its successors and assigns permitted hereunder, the “Issuer”), and TPG RE FINANCE TRUST MANAGEMENT, L.P., a limited partnership organized under the laws of the State of Delaware (“TPG Manager” or, in its capacity as Collateral Manager, together with its successors and assigns in such capacity, the “Collateral Manager”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed thereto in the Indenture, dated as of the date hereof (the “Indenture”), by and among the Issuer, TRTX 2025-FL6 Co-Issuer, LLC, as co-issuer (the “Co-Issuer”), Wilmington Trust, National Association, as trustee (the “Trustee”), Computershare Trust Company, National Association, as note administrator, paying agent, calculation agent, transfer agent, authenticating agent, custodian, backup advancing agent and notes registrar (in such capacities, the “Note Administrator”) and custodian, and TRTX Master CLO Loan Seller, LLC, as advancing agent (the “Advancing Agent”).

WHEREAS, the Issuer desires to engage the Collateral Manager to provide the services described herein and the Collateral Manager desires to provide such services;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:

1. Management Services. The Collateral Manager is hereby appointed as the Issuer’s exclusive agent to provide the Issuer with certain services in relation to the Collateral specified herein and in the Indenture. Accordingly, the Collateral Manager accepts such appointment and shall provide the Issuer with the following services (in accordance with all applicable requirements of the Indenture, the Servicing Agreement (as defined below) and this Agreement, including the Collateral Management Standard):

(a) determining specific Collateral Interests (including Subsequent Collateral Interests) to be purchased or otherwise acquired and the timing of such purchases or acquisitions, as permitted by the Indenture;

(b) determining specific Eligible Investments to be purchased or sold and the timing of such purchases and sales, in each case, as permitted by the Indenture;

(c) effecting or directing the purchase of Collateral Interests and Eligible Investments, effecting or directing the sale of Collateral Interests and Eligible Investments, and effecting or directing the investment or reinvestment of proceeds therefrom in Subsequent Collateral Interests, in each case, as permitted by the Indenture. Orders for investment transactions on behalf of the Issuer may be placed by the Collateral Manager (i) with brokers and other financial intermediaries that it selects or (ii) negotiated directly with principals;

(d) negotiating with obligors of Collateral Interests as to proposed modifications or waivers of the Loan Documents;

(e) taking action, or advising the Servicer, the Special Servicer, the Trustee and the Note Administrator with respect to actions to be taken, with respect to the Issuer’s exercise of any rights (including, without limitation, voting rights, tender rights and rights arising in connection with the bankruptcy or insolvency of an obligor of a Collateral Interest or the consensual or non-judicial restructuring of the debt or equity of an obligor of a Collateral Interest) or remedies in connection with Collateral Interests and Eligible Investments, as provided in the related Loan Documents, and participating in the committees or other groups formed by creditors of an obligor of any Collateral Interest, or taking any other action with respect to Collateral Interests and Eligible Investments which the Collateral Manager determines, in accordance with the Collateral Management Standard (and subject to the applicable provisions of the Servicing Agreement, dated as of the date hereof (the “Servicing Agreement”), by and among the Issuer, the Trustee, the Note Administrator, the Advancing Agent, the Collateral Manager, Situs Asset Management LLC, as servicer, and Situs Holdings, LLC, as special servicer), is in the best interests of all of the Noteholders in accordance with and as permitted by the terms of the Indenture;

(f) consulting with each Rating Agency at such times as may be reasonably requested by any Rating Agency in compliance with Section 19 of this Agreement and providing each Rating Agency with any information reasonably requested in connection with such Rating Agency’s maintenance of its ratings of the Notes and their assigning credit indicators to prospective Collateral Interests, if applicable, and estimating the ratings that such Rating Agency would assign to prospective Collateral Interests, as permitted or required under the Indenture;

(g) determining whether specific Collateral Interests are Credit Risk Collateral Interests or Defaulted Collateral Interests, and determining whether such Collateral Interests, and any other Collateral Interests that are permitted or required to be sold pursuant to the Indenture, should be sold and directing the Special Servicer or the Trustee, as applicable, to effect a disposition of any such Collateral Interests, subject to, and in accordance with the Indenture; and if a Collateral Interest that is a Defaulted Collateral Interest is not sold or otherwise disposed of by the Issuer within three years of such Collateral Interest becoming a Defaulted Collateral Interest, using commercially reasonable efforts to cause the Issuer to sell or otherwise dispose of such Collateral Interest as soon as commercially practicable thereafter;

(h) (i) monitoring the Collateral Interests on an ongoing basis, (ii) determining the U/W Stabilized NCF DSCR and As-Stabilized LTV of each Collateral Interest in accordance with the Indenture, (iii) determining the market value of any Collateral Interest in connection with determining the Calculation Amount when required pursuant to the Indenture and (iv) providing or causing to be provided to the Issuer and/or the other parties specified in the Indenture all reports, schedules and certificates that relate to the Collateral Interests and that the Issuer is required to prepare and deliver under the Indenture, which are not prepared and delivered by the Note Administrator on behalf of the Issuer under the Indenture or the Servicer or Special Servicer under the Servicing Agreement, in the form and containing all information required thereby (including, in the case of the Monthly Reports and the Redemption Date Statement, providing information specifically requested by the Note Administrator in accordance with Section 10.9 of the Indenture in sufficient time for the Note Administrator to prepare the Monthly Report and the Redemption Date Statement) and, if applicable, in sufficient time for the Issuer to review such required reports and schedules and to deliver them to the parties entitled thereto under the Indenture

(i) managing the Issuer’s investments in accordance with the Indenture and the Collateral Management Standard, including the limitations relating to the Eligibility Criteria, the Note Protection Tests, the Acquisition Criteria, the Acquisition and Disposition Requirements and the other requirements of the Indenture and taking action that the Collateral Manager deems appropriate and consistent with the Indenture, the Collateral Management Standard, the applicable provisions of the Servicing Agreement and the standard of care set forth herein with respect to any portion of the Collateral that does not constitute Collateral Interests or Eligible Investments, which may include directing the Special Servicer to effect Administrative Modifications and Criteria-Based Modifications (each as defined in the Servicing Agreement);

(j) providing notification, in writing, to the Trustee, the Note Administrator, the Servicer, the Special Servicer and the Issuer upon receiving actual notice that a Collateral Interest has become a Defaulted Collateral Interest or a Credit Risk Collateral Interest or has suffered an appraisal reduction;

(k) providing notification, in writing, to the Trustee, the Note Administrator, the Holders of the Notes, the Rating Agencies, the Servicer, the Special Servicer and the Issuer upon becoming actually aware of a Default or an Event of Default under the Indenture;

(l) determining (in its sole discretion but subject to the Indenture and the Collateral Management Standard) whether, in light of the composition of Collateral Interests, general market conditions and other factors considered pertinent by the Collateral Manager, investments in Subsequent Collateral Interests would, at any time any such Subsequent Collateral Interest is eligible for purchase by the Issuer, as applicable, either be impractical or not beneficial to the Holders of the Securities;

(m) taking reasonable action on behalf of the Issuer to effect any Optional Redemption, any Tax Redemption, any Auction Call Redemption or any Clean-up Call in accordance with the Indenture;

(n) monitoring the Issuer’s compliance with the covenants by the Issuer in the Indenture;

(o) making such determinations, exercising such rights and taking such actions, on behalf of the Issuer, as the Collateral Manager is authorized to do under the Indenture, the Servicing Agreement or this Agreement;

(p) complying in all material respects with the Investment Advisers Act of 1940, as amended (the “Advisers Act”), with respect to the Issuer;

(q) in order to render the Securities eligible for resale pursuant to Rule 144A under the Securities Act, while any of such Securities remain outstanding, making available, upon request, to any Holder or prospective purchaser of such Securities, additional information regarding the Issuer and the Collateral if such information is reasonably available to the Collateral Manager and constitutes Rule 144A Information required to be furnished by the Issuer pursuant to Section 7.13 of the Indenture, unless the Issuer furnishes information to the United States Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Exchange Act;

(r) subject to and in accordance with the Indenture and this Agreement, in its capacity as the Collateral Manager, directing the Issuer to establish a Permitted Subsidiary, which Permitted Subsidiary may acquire, retain, sell or otherwise dispose of (including as a contribution) any Sensitive Asset in accordance with the Indenture and this Agreement, and to cooperate with the Special Servicer in connection with the formation of any REO Subsidiary pursuant to the Servicing Agreement;

(s) upon reasonable request, assisting the Trustee, the Note Administrator or the Issuer with respect to such actions to be taken after the Closing Date, as is reasonably necessary to maintain the clearing and transfer of the Notes through DTC; and

(t) in accordance with the Collateral Management Standard (but subject to the applicable provisions of the Servicing Agreement), enforcing the rights of the Issuer as holder of the Collateral Interests, including taking such action as is necessary to enforce the Issuer’s rights with respect to remedies related to breaches of representations, warranties or covenants in the Loan Documents for the benefit of the Issuer.

In furtherance of the foregoing, the Issuer hereby appoints the Collateral Manager as the Issuer’s true and lawful agent and attorney-in-fact, with full power of substitution and full authority in the Issuer’s name, place and stead and without any necessary further approval of the Issuer, in connection with the performance of the Collateral Manager’s duties provided for in this Agreement, including the following powers: (i) to buy, sell, exchange, and convert Collateral Interests (including Subsequent Collateral Interests) and Eligible Investments, and (ii) to execute and deliver all necessary and appropriate documents and instruments on behalf of the Issuer to the extent necessary or appropriate to perform the services referred to in clauses (a) through (t) above of this Section 1 and under the Indenture and the Servicing Agreement. The foregoing power of attorney is a continuing power, coupled with an interest, and shall remain in full force and effect until revoked by the Issuer in writing by virtue of the termination of this Agreement pursuant to Section 12 hereof or an assignment of this Agreement pursuant to Section 17 hereof; provided that any such revocation shall not affect any transaction initiated prior to such revocation. Nevertheless, if so requested by the Collateral Manager or a purchaser of a Collateral Interest or Eligible Investment, the Issuer shall ratify and confirm any such sale or other disposition by executing and delivering to the Collateral Manager or such purchaser all reasonably necessary bills of sale, assignments, releases and other instruments as may be designated in any such request.

In performing its duties hereunder, the Collateral Manager shall endeavor, subject to the provisions of this Agreement and the Indenture, to manage the Collateral in a manner that will (i) permit a timely performance of all payment obligations of the Issuer under the Indenture and (ii) subject to such objective, optimize the returns to the Holders of the Securities. The Collateral Manager does not hereby guarantee that sufficient funds will be available on each Payment Date to satisfy any such payment obligations. The Collateral Manager agrees that it shall perform its obligations hereunder and under the Indenture and the Servicing Agreement in accordance with reasonable care and in good faith, using a degree of skill and attention no less than that which it (i) exercises with respect to comparable assets that it manages for itself and (ii) exercises with respect to comparable assets that it manages for others, and in a manner consistent with the practices and procedures then in effect followed by reasonable and prudent institutional managers of national standing relating to assets of the nature and character of the Collateral Interests, except as expressly provided in this Agreement or in the Indenture and without regard to any conflicts of interest to which it may be subject (the “Collateral Management Standard”). In addition, the Collateral Manager shall use its best efforts to ensure that (i) inquiries are made, to the extent practicable, and to the extent the Collateral Manager believes necessary in its reasonable business judgment, from sources normally available to it, with respect to the occurrence of any default or event of default in respect of any Collateral Interest under any Loan Document and (ii) commitments to purchase Collateral Interests and Eligible Investments are made by the Collateral Manager only if, in the Collateral Manager’s best judgment at the time of such commitment, payment at settlement in respect of any such purchase could be made without any breach or violation of, or default under, the terms of the Indenture or this Agreement. The Collateral Manager shall comply with and perform all the duties and functions that have been specifically delegated to the Collateral Manager under the Servicing Agreement and the Indenture in accordance with the Collateral Management Standard. The Collateral Manager shall be bound to follow any amendment, supplement or modification to the Indenture of which it has received written notice at least 10 Business Days prior to the execution and delivery thereof by the parties thereto; provided, however, that with respect to any amendment, supplement, modification or waiver to the Indenture which may affect the Collateral Manager, the Collateral Manager shall not be bound thereby (and the Issuer agrees that it will not permit any such amendment, supplement, modification or waiver to become effective) unless the Collateral Manager has been given prior written notice thereof and has given its written consent thereto (which consent shall not be unreasonably withheld) to the Trustee and the Issuer prior to the effectiveness thereof.

The Collateral Manager shall take all actions reasonably requested by the Trustee or the Note Administrator to facilitate the perfection of the Trustee’s security interest in the Collateral pursuant to the Indenture.

So long as ay of the Notes remain Outstanding, the Collateral Manager shall perform the obligations of the Benchmark Agent under the Indenture.

2. Delegation of Duties. (a) Except as set forth in Section 2(b), the Collateral Manager may delegate its obligations as Collateral Manager to another Person and the Collateral Manager may enter into arrangements pursuant to which the Collateral Manager’s Affiliates or third parties may perform certain services on behalf of the Collateral Manager; provided that (i) such arrangements will not relieve the Collateral Manager from any of its duties or obligations hereunder as a result of such delegation to or employment of third parties, (ii) the Collateral Manager shall be solely responsible for the fees and expenses payable to any such third party, except as set forth in Section 6 hereof, and (iii) such delegation does not constitute an “assignment” under the Advisers Act.

(b) The Collateral Manager may at any time delegate to a third party the responsibility to determine whether a Benchmark Transaction Event has occurred, or the responsibility to propose a Benchmark Replacement, a Benchmark Replacement Date, a Benchmark Replacement Adjustment or a Benchmark Replacement Conforming Change, as applicable, and the Collateral Manager may enter into arrangements pursuant to which the Collateral Manager’s Affiliates or third parties may perform such services on behalf of the Collateral Manager; provided that (i) the Collateral Manager may not delegate such responsibility to the Servicer, the Special Servicer, the Trustee or the Note Administrator and (ii) such delegation does not constitute an “assignment” under the Advisers Act.

3. Purchase and Sale Transactions; Brokerage. (a) The Collateral Manager shall use reasonable efforts to obtain the best prices and executions for all orders placed with respect to the Collateral, considering all reasonable circumstances, including, if applicable, the conditions or terms of early redemption of the Securities, it being understood that the Collateral Manager has no obligation to obtain the lowest prices available. Subject to the objective of obtaining best prices and executions, the Collateral Manager may take into consideration all factors the Collateral Manager reasonably determines to be relevant, including timing, general relevant trends and research and other brokerage services and support equipment and services related thereto furnished to the Collateral Manager or its Affiliates by brokers and dealers in compliance with Section 28(e) of the Exchange Act or, if Section 28(e) of the Exchange Act is not applicable, in accordance with the provisions set forth herein. Such services may be used in connection with the other advisory activities or investment operations of the Collateral Manager and/or its Affiliates. In addition, subject to the objective of obtaining best prices and executions, the Collateral Manager may take into account available prices, rates of brokerage commissions and size and difficulty of the order, in addition to other relevant factors (such as, without limitation, execution capabilities, reliability (based on total trading rather than individual trading), integrity, financial condition in general, execution and operational capabilities of competing brokers and/or dealers, and the value of the ongoing relationship with such brokers and/or dealers), without having to demonstrate that such factors are of a direct benefit to the Issuer in any specific transaction. The Issuer acknowledges that the determination by the Collateral Manager of any benefit to the Issuer is subjective and represents the Collateral Manager’s evaluation at the time that the Issuer will be benefited by relatively better purchase or sales prices, lower brokerage commissions and beneficial timing of transactions or a combination of these and other factors.

The Collateral Manager may aggregate sales and purchase orders of securities placed with respect to the Collateral with similar orders being made simultaneously for other accounts managed by the Collateral Manager or with accounts of the Affiliates of the Collateral Manager if, in the Collateral Manager’s reasonable judgment, such aggregation will not have an adverse effect on the Issuer. When any aggregate sales or purchase orders occur, the objective of the Collateral Manager (and any of its Affiliates involved in such transactions) shall be to allocate the executions among the accounts in a fair and equitable manner and generally to seek to allocate securities available for investment to all such accounts pro rata in proportion to the optimum amount sought by the Collateral Manager for each respective account. Investment opportunities and the purchases or sales of instruments shall be allocated in a manner believed by the Collateral Manager to be fair and equitable, taking into consideration, among other relevant factors, the differing investment objectives of the Issuer and the Collateral Manager’s other clients, the amount of capital available, the Eligibility Criteria, the Acquisition Criteria and the Acquisition and Disposition Requirements, as applicable, set forth in the Indenture and in any governing documents or management agreements or advisory agreements relating to the Collateral Manager’s other clients, the maturity of the account and the exposure to similar or offsetting positions. The Collateral Manager, whenever possible, will average the prices paid or received by all such clients (including the Issuer) whenever particular positions are acquired or disposed of at the same time. Circumstances may arise, however, in which such an allocation could have adverse effects upon the Issuer or the other clients of the Collateral Manager with respect to the price or size of positions obtainable or saleable.

All purchases and sales of Eligible Investments and Collateral Interests by the Collateral Manager on behalf of the Issuer shall be conducted in compliance in all material respects with all applicable laws (including Section 206(3) of the Advisers Act) and the terms of the Indenture. After (and excluding) the Closing Date, the Collateral Manager shall cause any purchase or sale of any Collateral Interest or Eligible Investment to be conducted on an arm’s-length basis or, if applicable, in compliance with Section 3(b) hereof. The parties hereto acknowledge and agree that all purchases of Eligible Investments and Collateral Interests by the Collateral Manager on behalf of the Issuer on the Closing Date (including all such purchases from Affiliates of the Collateral Manager) in a manner contemplated by the Offering Memorandum, dated March 12, 2025, related to the Offered Notes (or any supplement thereto) are hereby approved.

Notwithstanding the foregoing or anything to the contrary contained herein or in the Indenture, in no event shall the Collateral Manager purchase or sell an Eligible Investment or a Collateral Interest for the primary purpose of recognizing gains or decreasing losses resulting from market value changes.

(b) The Collateral Manager, subject to and in accordance with the Indenture, may effect direct trades between the Issuer and the Collateral Manager or any of its Affiliates, acting as principal or agent, but after and excluding the Closing Date (any such transaction, a “Restricted Transaction”) (other than with respect to (i) until the Disposition Limitation Threshold has been met, (a) Credit Risk/Defaulted Collateral Interest Cash Purchases of Credit Risk Collateral Interests or (b) purchases of any Credit Risk Collateral Interest by the Majority Preferred Shareholders, (ii) Credit Risk/Defaulted Collateral Interest Cash Purchases of Defaulted Collateral Interests, (iii) sales of Defaulted Collateral Interest to the Majority Preferred Shareholders and (iv) sales of assets in connection with a redemption of the Notes pursuant to Article 9 of the Indenture (none of which clauses (i), (ii), (iii) and (iv) will require the approval of the Advisory Committee (any such transaction, a “Restricted Transaction Exception”)), may do so only upon disclosure to and with the prior consent of an advisory committee to the Issuer that has been appointed from time to time as needed by the Issuer (the “Advisory Committee”) and based on the Advisory Committee’s determination that (i) such transaction is on terms (including purchase price) substantially as favorable to the Issuer as would be the case if a such transaction were effected with Persons not so affiliated with the Collateral Manager or any of its Affiliates and (ii) the purchase price in respect of any Collateral Interest acquired by the Issuer from the Seller pursuant to such a direct trade is at least equal to the fair market value of such Collateral Interest. The Advisory Committee, if any, shall be formed in accordance with, and be subject to the Advisory Committee Guidelines attached hereto as Exhibit A (the “Advisory Committee Guidelines”). The Issuer consents and agrees that, if any transaction relating to the Issuer, including any transaction effected between the Issuer and the Collateral Manager or its Affiliates, shall be subject to the disclosure and consent requirements of Section 206(3) of the Advisers Act, such requirements shall be satisfied with respect to the Issuer and all Holders of the Securities if disclosure shall be given to, and consent obtained from, the Advisory Committee. For the avoidance of doubt, it is hereby understood and agreed by the parties hereto that, unless required by Section 206(3) of the Advisers Act, no disclosure to, or consent of, the Advisory Committee shall be required with respect to a transaction that constitutes a Restricted Transaction Exception.

4. Representations and Warranties of the Issuer. The Issuer represents and warrants to the Collateral Manager that:

(a) the Issuer (i) has been duly incorporated as an exempted company and is validly existing under the laws of the Cayman Islands; (ii) has full power and authority to own the Issuer’s assets and the securities proposed to be owned by the Issuer and included among the Collateral and to transact the business for which the Issuer was incorporated; (iii) is duly qualified under the laws of each jurisdiction where the Issuer’s ownership or lease of property or the conduct of the Issuer’s business requires or the performance of the Issuer’s obligations under this Agreement and the Indenture would require such qualification, except for failures to be so qualified that would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Issuer or the ability of the Issuer to perform its obligations under, or on the validity or enforceability of, this Agreement and the Indenture; and (iv) has full power and authority to execute, deliver and perform the Issuer’s obligations hereunder and thereunder;

(b) this Agreement and the Indenture have been duly authorized, executed and delivered by the Issuer and constitute legal, valid and binding agreements enforceable against the Issuer in accordance with their terms except that the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, winding-up, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(c) no consent, approval, authorization or order of or declaration or filing with any government, governmental instrumentality or court or other Person is required for the performance by the Issuer of its duties hereunder or under the Indenture, except those that may be required under state securities or “blue sky” laws or the applicable laws of any jurisdiction outside of the United States, and such as have been duly made or obtained;

(d) neither the execution, delivery and performance of this Agreement or the Indenture nor the performance by the Issuer of its duties hereunder or under the Indenture (i) conflicts with or will violate or result in a default under the Issuer’s Governing Documents or any material contract or agreement to which the Issuer is a party or by which it or its assets may be bound, or any law, decree, order, rule, or regulation applicable to the Issuer of any court or regulatory, administrative or governmental agency, body or authority or arbitrator having jurisdiction over the Issuer or its properties, or (other than as contemplated or permitted by the Indenture) will result in a lien on any of the property of the Issuer and (ii) would have a material adverse effect upon the ability of the Issuer to perform its duties under this Agreement or the Indenture;

(e) the Issuer and its Affiliates are not in violation of any federal, state or Cayman Islands laws or regulations, and there is no charge, investigation, action, suit or proceeding before or by any court or regulatory agency pending or, to the best knowledge of the Issuer, threatened that, in any case, would have a material adverse effect upon the ability of the Issuer to perform its duties under this Agreement or the Indenture;

(f) the Issuer is not an “investment company” under the Investment Company Act;

(g) the assets of the Issuer do not and will not at any time constitute the assets of any plan subject to the fiduciary responsibility provisions of ERISA or of any plan subject to Section 4975 of the Code; and

(h) the Issuer has received, at or prior to entering into this Agreement, a current copy of the Collateral Manager’s Form ADV, Part 2A.

5. Representations and Warranties of the Collateral Manager. The Collateral Manager represents and warrants to the Issuer that:

(a) the Collateral Manager (i) has been duly organized, is validly existing and is in good standing under the laws of the State of Delaware; (ii) has full power and authority to own the Collateral Manager’s assets and to transact the business in which it is currently engaged; (iii) is duly qualified and in good standing under the laws of each jurisdiction where the Collateral Manager’s ownership or lease of property or the conduct of the Collateral Manager’s business requires, or the performance of this Agreement and the Indenture would require, such qualification, except for failures to be so qualified that would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Collateral Manager or the ability of the Collateral Manager to perform its obligations under, or on the validity or enforceability of, this Agreement and the provisions of the Indenture applicable to the Collateral Manager; and (iv) has full power and authority to execute, deliver and perform this Agreement and the Collateral Manager’s obligations hereunder and the provisions of the Indenture applicable to the Collateral Manager;

(b) this Agreement has been duly authorized, executed and delivered by the Collateral Manager and constitutes a legal, valid and binding agreement of the Collateral Manager, enforceable against it in accordance with the terms hereof, except that the enforceability hereof may be subject to (i) bankruptcy, insolvency, reorganization, winding-up, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(c) neither the Collateral Manager nor any of its Affiliates is in violation of any federal or state securities law or regulation promulgated thereunder that would have a material adverse effect upon the ability of the Collateral Manager to perform its duties under this Agreement or the Indenture, and there is no charge, investigation, action, suit or proceeding before or by any court or regulatory agency pending or, to the best knowledge of the Collateral Manager, threatened which could reasonably be expected to have a material adverse effect upon the ability of the Collateral Manager to perform its duties under this Agreement or the provisions of the Indenture applicable to the Collateral Manager;

(d) neither the execution and delivery of this Agreement nor the performance by the Collateral Manager of its duties hereunder or under the provisions of the Indenture applicable to the Collateral Manager conflicts with or will violate or result in a breach or violation of any of the terms or provisions of, or constitutes a default under: (i) the limited liability company agreement of the Collateral Manager, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement or other evidence of indebtedness or other agreement, obligation, condition, covenant or instrument to which the Collateral Manager is a party or is bound, (iii) any law, decree, order, rule or regulation applicable to the Collateral Manager of any court or regulatory, administrative or governmental agency, body or authority or arbitrator having jurisdiction over the Collateral Manager or its properties, and which would have, in the case of any of clauses (i), (ii) or (iii) of this Section 5(d), either individually or in the aggregate, a material adverse effect on the business, operations, assets or financial condition of the Collateral Manager or the ability of the Collateral Manager to perform its obligations under this Agreement or the provisions of the Indenture applicable to the Collateral Manager;

(e) no consent, approval, authorization or order of or declaration or filing with any government, governmental instrumentality or court or other Person is required for the performance by the Collateral Manager of its duties hereunder and under the provisions of the Indenture applicable to the Collateral Manager, except such as have been duly made or obtained;

(f) the Section entitled “The Collateral Manager” in the Offering Memorandum, as of the date thereof (including as of the date of any supplement thereto) and as of the Closing Date, does not contain any untrue statement of a material fact and does not omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(g) the Collateral Manager is a registered investment adviser under the Advisers Act.

6. Expenses. Both parties hereto acknowledge and agree that a portion of the gross proceeds received from the issuance and sale of the Securities will be used to pay certain organizational and structuring fees and expenses of the Issuer and the Co-Issuer, including the legal fees and expenses of counsel to the Issuer and counsel to the Collateral Manager. The Collateral Manager shall pay all expenses and costs incurred by it in the course of performing its obligations under this Agreement; provided, however, that the Collateral Manager shall not be liable for, and (subject to the Priority of Payments set forth in the Indenture and to the extent funds are available therefor) the Issuer shall be responsible for the payment of, reasonable expenses and costs of (i) independent accountants, consultants and other advisers retained by the Issuer or by the Collateral Manager on behalf of the Issuer in connection with the services provided by the Collateral Manager pursuant to clauses (c), (d), (e), (f), (m), (n), (q) or (r) of Section 1 hereof, (ii) legal advisers retained by the Issuer or by the Collateral Manager on behalf of the Issuer in connection with the services provided by the Collateral Manager pursuant to clauses (c), (d), (e), (f), (m), (n), (o), (q), (r) or (t) of Section 1 hereof and (iii) reasonable travel expenses (including airfare, meals, lodging and other transportation) undertaken in connection with the performance by the Collateral Manager of its duties pursuant to this Agreement or pursuant to the Indenture and for an allocable share of the cost of certain credit databases used by the Collateral Manager in providing services to the Issuer under this Agreement.

7. Fees. (a) TPG Manager, in its capacity as the Collateral Manager and acting in its sole discretion, hereby waives any and all Collateral Manager Fees payable to it or any of its Affiliates for so long as it or any of its Affiliates acts in the capacity as Collateral Manager hereunder and is also the manager of TPG RE Finance Trust, Inc. (“TRTX”).

(b) Any successor Collateral Manager may determine to waive, reduce or defer the Collateral Manager Fees payable to it (without interest thereon) by written notice to the Trustee and the Note Administrator on or prior to the Determination Date in which such waiver, reduction or deferral applies. Any Collateral Manager Fees (x) so reduced or waived, shall be reduced or waived permanently and (y) so deferred, shall not accrue interest.

(c) Each successor Collateral Manager that is not an affiliate of TPG Manager shall receive as compensation for the performance of its obligations as Collateral Manager hereunder and under the Indenture, to the extent not waived pursuant to clause (b) above, a fee, payable monthly in arrears on each Payment Date in accordance with the Priority of Payments, equal to 0.1% per annum of the Net Outstanding Portfolio Balance (the “Collateral Manager Fee”). Each Collateral Manager Fee will be calculated for each Interest Accrual Period assuming a 360-day year with 12 thirty-day months. The Collateral Manager Fee, if any, will be calculated based on the Net Outstanding Portfolio Balance for such Payment Date to the extent funds are available as of the first day of the applicable Interest Accrual Period and shall be payable only to the extent funds are available in accordance with the Priority of Payments. If on any Payment Date there are insufficient funds to pay such fees (and/or any other amounts due and payable to the Collateral Manager) in full, in accordance with the Priority of Payments, the amount not so paid shall be deferred and such amounts shall be payable on such later Payment Date on which funds are available therefor as provided in the Priority of Payments set forth in the Indenture. Any accrued and unpaid Collateral Manager Fee that is deferred due to the operation of the Priority of Payments shall accrue interest at a per annum rate equal to the Benchmark in effect for the applicable Interest Accrual Period computed on an actual/360-day basis and shall be paid as a Company Administrative Expense. The Collateral Manager hereby agrees not to cause the filing of a petition in bankruptcy against the Issuer for the nonpayment to the Collateral Manager of fees or other amounts due it hereunder except in accordance with Section 18 hereof and, subject to the Indenture, the Servicing Agreement and the provisions of Section 12 hereof, to continue to serve as Collateral Manager, notwithstanding that the Collateral Manager shall not have received amounts due it under this Agreement because sufficient funds were not then available under the Indenture to pay such amounts pursuant to the Priority of Payments. If this Agreement is terminated pursuant to Section 12 hereof or otherwise, the accrued Collateral Manager Fees payable to the Collateral Manager, if any, shall be prorated for any partial periods between the Payment Dates during which this Agreement was in effect and shall be due and payable on the first Payment Date following the date of such termination, together with all expenses and all interest payable to the Collateral Manager in accordance with Section 6 hereof, and subject to the provisions of the Indenture and the Priority of Payments.

(d) Any designee of the Collateral Manager pursuant to Section 2(b) shall receive as compensation for the performance of its obligations hereunder and under the Indenture, to the extent not waived pursuant to clause (b) above, a fee, payable monthly in arrears on each Payment Date in accordance with the Priority of Payments, equal to $25,000 per annum (the “Benchmark Transition Fee”). Each Benchmark Transition Fee will be calculated for each Interest Accrual

Period on a 30/360 basis. If on any Payment Date there are insufficient funds to pay such Benchmark Transition Fee (and/or any other amounts due and payable to such designee) in full, in accordance with the Priority of Payments, the amount not so paid shall be deferred and such amounts shall be payable on such later Payment Date on which funds are available therefor as provided in the Priority of Payments set forth in the Indenture. Any accrued and unpaid Benchmark Transition Fee that is deferred due to the operation of the Priority of Payments shall accrue interest at a per annum rate equal to the Benchmark in effect for the applicable Interest Accrual Period computed on an actual/360 day basis and shall be paid as a Company Administrative Expense. By its acceptance, such designee shall be deemed to have agreed not to cause the filing of a petition in bankruptcy, insolvency or winding-up against the Issuer for the nonpayment of any amounts due it hereunder except in accordance with Section 18 hereof and, subject to the provisions of Section 12, to continue to serve in such capacity. If this Agreement is terminated pursuant to Section 12 hereof or otherwise, the accrued Benchmark Transition Fees payable to such designee, if any, shall be prorated for any partial periods between the Payment Dates during which this Agreement was in effect and shall be due and payable on the first Payment Date following the date of such termination, together with all expenses payable to such designee in accordance with Section 6 hereof, and subject to the provisions of the Indenture and the Priority of Payments.

8. Non-Exclusivity. Nothing herein shall prevent the Collateral Manager or any of its Affiliates from engaging in any other businesses or providing investment management, advisory or other types of services to any Persons, including the Issuer and its Affiliates, the Trustee and the Noteholders or any other Person; provided, however, that the Collateral Manager may not take any of the foregoing actions which the Collateral Manager knows or reasonably should know (a) would require the Issuer or the Collateral Manager to register as an “investment company” under the Investment Company Act or (b) would with respect to the Issuer violate any provisions of federal or state law applicable to the Collateral Manager or any law, rule or regulation of any governmental body or agency having jurisdiction over the Issuer, which in the case of clause (b), would have a material adverse effect upon the ability of the Issuer to perform its duties under this Agreement or the Indenture.

9. Conflicts of Interest. (a) After (but excluding) the Closing Date and the sales by the Collateral Manager or its Affiliates of Collateral Interests to the Issuer on the Closing Date (and except with respect to a Restricted Transaction Exception), the Collateral Manager will not cause the Issuer to enter into any transaction with the Collateral Manager or any of its Affiliates as principal unless the applicable terms and conditions set forth in Section 3(b) are complied with.

(b) The Collateral Manager shall perform its obligations hereunder in accordance with the requirements of the Indenture and the requirements of the Advisers Act. The Issuer acknowledges (i) that the Collateral Manager or its Affiliates will sell Collateral Interests to the Issuer on or prior to the Closing Date and (ii) that the Collateral Manager Related Parties may at times own Securities of one or more Classes. After the Closing Date, the Collateral Manager agrees to provide the Trustee with written notice upon the acquisition or transfer (after, but excluding, the Closing Date) of any Securities held by Collateral Manager Related Parties.

(c) Nothing herein shall prevent the Collateral Manager or any of its Affiliates or any of their respective partners, shareholders, members, managers, officers, directors, employees or agents from engaging in other businesses, or from rendering services of any kind to the Issuer and its Affiliates, the Trustee, the Holders or any other Person. Without prejudice to the generality of the foregoing, the Collateral Manager, its Affiliates and their respective partners, shareholders, members, managers, officers, directors, employees or agents may, subject to the Indenture, among other things:

(i) serve as directors (whether supervisory or managing), officers, employees, partners, shareholders, members, managers, agents, nominees or signatories for the Issuer or any Affiliate thereof, or for any obligor in respect of any of the Collateral Interests or Eligible Investments, or any of their respective Affiliates, except to the extent prohibited by their respective Loan Documents, as from time to time amended; provided that (x) in the reasonable judgment of the Collateral Manager, such activity will not have a material adverse effect on the ability of the Issuer or the Trustee to enforce its respective rights with respect to any Collateral and (y) nothing in this paragraph shall be deemed to limit the duties of the Collateral Manager set forth in Section 1 hereof;

(ii) serve as a successor to the Servicer or the Special Servicer pursuant to the Servicing Agreement or the Advancing Agent pursuant to the Indenture or the Servicing Agreement;

(iii) receive fees for services of whatever nature rendered to an obligor in respect of any of the Collateral Interests or Eligible Investments, including acting as servicer, sub-servicer or special servicer with respect to any Collateral Interest; provided that, (i) in the reasonable judgment of the Collateral Manager, such activity by the Collateral Manager will not have a material adverse effect on the ability of the Issuer or the Trustee to enforce its respective rights with respect to any of the Collateral and (ii) in the reasonable judgment of the Collateral Manager, such activity by any Affiliate of the Collateral Manager as to which the Collateral Manager has actual knowledge, will not have a material adverse effect on the ability of the Issuer or the Trustee to enforce its respective rights with respect to any of the Collateral;

(iv) be retained to provide services unrelated to this Agreement to the Issuer or its Affiliates and be paid therefor;

(v) be a secured or unsecured creditor of, or hold an equity interest in the Issuer, its Affiliates or any obligor of any Collateral Interest or Eligible Investment; provided, however, that the Collateral Manager may not be such a creditor or hold any of such interests if, in the opinion of counsel to the Issuer, the existence of such interest would (A) require registration of the Issuer or the pool of Collateral Interests and Eligible Investments as an “investment company” under the Investment Company Act or (B) violate any provisions of federal or applicable state law or any law, rule or regulation of any governmental body or agency having jurisdiction over the Issuer, which in the case of clause (B) would have a material adverse effect upon the ability of the Issuer to perform its duties under this Agreement or the Indenture;

(vi) except as otherwise provided in this Section 9, sell any Collateral Interest or Eligible Investment to, or purchase any Collateral Interest or Eligible Investment from, the Issuer while acting in the capacity of principal or agent; and

(vii) subject to its obligations in Section 1 hereof to protect the Majority Holder of the Preferred Shares, serve as a member of any “creditors’ board” with respect to any Defaulted Collateral Interest, Eligible Investment or with respect to any Loan or the respective borrower for any such Loan.

It is understood that the Collateral Manager and any of its Affiliates may engage in any other business and furnish investment management and advisory services to others, including Persons that may have investment policies similar to those followed by the Collateral Manager with respect to the Collateral and that may own instruments of the same class, or of the same type, as the Collateral Interests or other instruments of the obligors of Collateral Interests and may manage portfolios similar to the Collateral. The Collateral Manager and its Affiliates shall be free, in their sole discretion, to make recommendations to others, or effect transactions on behalf of themselves or for others, which may be the same as or different from those the Collateral Manager causes the Issuer to effect with respect to the Collateral.

The Collateral Manager and its Affiliates may cause or advise their respective clients to invest in instruments that would be appropriate as security for the Offered Notes. Such investments may be different from those made on behalf of the Issuer. The Collateral Manager, its Affiliates and their respective clients may have ongoing relationships with Persons whose instruments are pledged to secure the Offered Notes and may own instruments issued by, or loans to, issuers of the Collateral Interests or to any borrower or Affiliate of any borrower on any Loans or the Eligible Investments. The Collateral Manager and its Affiliates may cause or advise their respective clients to invest in instruments that are senior to, or have interests different from or adverse to, the instruments that are pledged to secure the Offered Notes.

Nothing contained in this Agreement shall prevent the Collateral Manager or any of its Affiliates from recommending to or directing any other account to buy or sell, at any time, financial assets of the same kind or class, or financial assets of a different kind or class of the same issuer, as those directed by the Collateral Manager to be purchased or sold hereunder. It is understood that, to the extent permitted by applicable law, the Collateral Manager, its Affiliates, and any member, manager, officer, director, stockholder or employee of the Collateral Manager or any such Affiliate or any member of their families or a Person advised by the Collateral Manager may have an interest in a particular transaction or in financial assets of the same kind or class, or financial assets of a different kind or class of the same issuer, as those purchased or sold by the Collateral Manager hereunder. When the Collateral Manager is considering purchases or sales for the Issuer and one or more of such other accounts at the same time, the Collateral Manager shall allocate available investments or opportunities for sales in its discretion and make investment recommendations and decisions that may be the same as or different from those made with respect to the Issuer’s investments, in accordance with applicable law.

Subject to the Indenture and the provisions of this Agreement and the Servicing Agreement, the Collateral Manager shall not be obligated to pursue any specific investment strategy or opportunity that may arise with respect to the Collateral.

The Issuer hereby consents to the various potential and actual conflicts of interest that may exist with respect to the Collateral Manager as described above; provided, however, that nothing contained in this Section 9 shall be construed as altering or limiting the duties of the Collateral Manager set forth in this Agreement or in the Indenture nor the requirement of any law, rule or regulation applicable to the Collateral Manager.

10. Records; Confidentiality. The Collateral Manager shall maintain appropriate books of account and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by an authorized representative of the Issuer, the Trustee and the Independent accountants appointed by the Issuer pursuant to the Indenture at a mutually agreed-upon time during normal business hours and upon reasonable prior notice; provided that the Collateral Manager shall not be obligated to provide access to any non-public information if the Collateral Manager in good faith determines that the disclosure of such information would violate any applicable law, regulation or contractual arrangement. The Collateral Manager shall follow its customary procedures to keep confidential all information obtained in connection with the services rendered hereunder and shall not disclose any such information to non-affiliated third parties except (i) with the prior written consent of the Issuer (which consent shall not be unreasonably withheld), (ii) for such information as the Rating Agencies shall reasonably request in connection with its rating or evaluation of the Notes and/or the Collateral Manager, as applicable, (iii) as required by law, regulation, court order or the rules, regulations, or request of any regulatory or self-regulating organization, body or official (including any securities exchange on which the Notes may be listed from time to time) having jurisdiction over the Collateral Manager or as otherwise required by law or judicial process, (iv) such information as shall have been publicly disclosed other than in violation of this Agreement, (v) to its members, officers, directors, employees, affiliates, prospective and current investors, funding sources, prospective loan purchasers, and to its attorneys, accountants and other professional advisors in conjunction with the transactions described herein, (vi) such information as may be necessary or desirable in order for the Collateral Manager to prepare, publish and distribute to any Person any information relating to the investment performance of the Collateral, (vii) in connection with the enforcement of the Collateral Manager’s rights hereunder or in any dispute or proceeding related hereto, (viii) to the Trustee and (ix) to Holders and potential purchasers of any of the Securities.

11. Term. This Agreement shall become effective on the Closing Date and shall continue in full force and effect until the first of the following occurs: (a) the payment in full of the Notes and the termination of the Indenture in accordance with its terms, (b) the liquidation of the Collateral and the final distribution of the proceeds of such liquidation to the Holders of the Securities and the Issuer, or (c) the termination of this Agreement pursuant to Section 12 hereof.

12. Removal, Resignation and Replacement.13. (a) If a Collateral Manager Termination Event (as defined in the Servicing Agreement) has occurred and is continuing, the Collateral Manager may be removed under the Servicing Agreement and this Agreement as provided in the Servicing Agreement.

The Collateral Manager shall notify the Trustee, the Note Administrator, the Rating Agencies, the Servicer, the Special Servicer and the Issuer in writing promptly upon becoming aware of any event that constitutes a Collateral Manager Termination Event.

(b) The Collateral Manager may resign, upon 90 days’ prior written notice to the Issuer, the Co-Issuer, the Trustee, the Note Administrator, the Servicer, the Special Servicer and the Rating Agencies; provided, however, that the Collateral Manager shall have the right to resign without prior notice if, due to a change in any applicable law or regulation or interpretation thereof, the performance by the Collateral Manager of its duties under this Agreement would (i) adversely affect TPG RE Finance Trust CLO Sub-REIT (“Sub-REIT”) or a subsequent REIT’s status as a REIT, the Issuer’s status as a Qualified REIT Subsidiary (within the meaning of Section 856(i)(2) of the Code) or another disregarded entity of Sub-REIT or such subsequent REIT, as applicable, for U.S. federal income tax purposes (unless the Issuer has received a No Trade or Business Opinion) or (ii) constitute a violation of such applicable law or regulation. The Issuer shall use its best efforts to appoint a successor Collateral Manager to assume such duties.

(c) No removal or resignation of the Collateral Manager shall be effective unless the Collateral Manager Replacement Conditions are satisfied.

For purposes of the Collateral Management Agreement, “Collateral Manager Replacement Conditions” means all of the following:

(i) written notice of the applicable resignation, removal or assignment is provided to the Noteholders and the holders of the Preferred Shares as required under this Agreement;

(ii) the Rating Agency Condition is satisfied;

(iii) a replacement Collateral Manager (“Replacement Collateral Manager”) is appointed by the Issuer and agrees in writing to assume all of the Collateral Manager’s duties and obligations pursuant to this Agreement;

(iv) the Replacement Collateral Manager has demonstrated an ability to professionally and competently perform duties similar to those imposed on the Collateral Manager;

(v) the Replacement Collateral Manager is legally qualified and has the capacity to act as Collateral Manager;

(vi) the appointment of the Replacement Collateral Manager will not cause or result in the Issuer or Co-Issuer becoming an “investment company” under the 1940 Act;

(vii) the appointment of the Replacement Collateral Manager will not cause the Issuer, the Co-Issuer or the pool of Collateral to become subject to income or withholding tax that would not have been imposed but for such appointment;

(viii) if the proposed Replacement Collateral Manager is an affiliate of the Collateral Manager, either (x) such assignment would not constitute an “assignment” under the Advisers Act or (y) the Issuer has provided the Noteholders and Holders of the Preferred Shares notice of such proposed appointment and the holders of at least a Majority of each Class of Notes (excluding any Notes held by the Collateral Manager, its Affiliates and clients and funds for whom the Collateral Manager or any of its Affiliates acts as investment adviser (collectively, the “Collateral Manager Related Parties”)) do not disapprove of such proposed Replacement Collateral Manager in writing within 30 days of notice of such appointment; and

(ix) if the proposed Replacement Collateral Manager is not an Affiliate of the Collateral Manager, the Issuer has provided the Noteholders and the Holders of the Preferred Shares notice of such proposed appointment and the holders of at least a Majority of each Class of Notes (excluding any Notes held by the Collateral Manager Related Parties to the extent the Collateral Manager has been removed after the occurrence of a Collateral Manager Termination Event) do not disapprove of such proposed Replacement Collateral Manager in writing within 30 days of notice of such appointment.

(d) Upon the resignation or removal of the Collateral Manager while any of the Notes are Outstanding, the Majority Holder of the Preferred Shares (excluding any Preferred Shares held by any Collateral Manager Related Parties to the extent the Replacement Collateral Manager is an Affiliate of the Collateral Manager or the Collateral Manager has been removed after the occurrence of a Collateral Manager Termination Event) will have the right to instruct the Issuer to appoint an institution identified by such Majority Holder of the Preferred Shares as Replacement Collateral Manager; provided that in the event that (i) 100% of the Preferred Shares are held by any one or more Collateral Manager Related Parties, (ii) the proposed Replacement Collateral Manager is an Affiliate of the Collateral Manager and (iii) the appointment of the proposed Replacement Collateral Manager would constitute an “assignment” under the Advisers Act, the holders of at least a Majority of the Aggregate Outstanding Amount of the most subordinate Class of Notes not 100% owned by the Collateral Manager Related Parties (excluding any Notes held by the Collateral Manager Related Parties to the extent the Replacement Collateral Manager is an Affiliate of the Collateral Manager or the Collateral Manager has been removed after the occurrence of a Collateral Manager Termination Event) may direct the Issuer to appoint an institution identified by such Holders as Replacement Collateral Manager.

(e) In the event that the Collateral Manager resigns pursuant to Section 12(c) or is removed pursuant to Section 12(a) hereof and the Issuer has not appointed a successor prior to the day following the removal (or resignation) date specified in such notice, the Collateral Manager will be entitled to appoint a Replacement Collateral Manager within 60 days thereafter, subject to the satisfaction of clauses (ii) through (viii) of the Collateral Manager Replacement Conditions. In the event a proposed Replacement Collateral Manager is not appointed within 30 days of the notice of such resignation or removal, the resigning or removed Collateral Manager may petition any court of competent jurisdiction for the appointment of a Replacement Collateral Manager, which appointment will not require the consent of, or be subject to the disapproval of, the Issuer or any Noteholder or any Holder of the Preferred Shares. Upon expiration of the applicable notice periods with respect to resignation or removal specified in Section 12(a) or (c) hereof or in the Servicing Agreement, and upon acceptance of such appointment by a Replacement Collateral Manager, all authority and power of the Collateral Manager under this Agreement, the Servicing Agreement and the Indenture, whether with respect to the Collateral or otherwise, shall automatically and without further action by any person or entity pass to and be vested in the Replacement Collateral Manager upon the appointment thereof.

Notwithstanding any provision contained in this Agreement, the Indenture or otherwise, so long as the Collateral Manager continues to perform its obligations hereunder and has not waived the Collateral Manager Fee, the Collateral Manager Fee shall continue to accrue for the benefit of the Collateral Manager until termination of this Agreement under this Section 12 shall become effective as set forth herein. In addition, the Collateral Manager shall, subject to Section 6 hereof, be entitled to reimbursement of out-of-pocket expenses incurred in cooperating with the Replacement Collateral Manager, including in connection with the delivery of any documents or property. In the event that the Collateral Manager is removed or resigns and a Replacement Collateral Manager is appointed, such former Collateral Manager (to the extent such former Collateral Manager is an entity other than TPG Manager or any Affiliate thereof) nonetheless shall be entitled to receive payment of all unpaid Collateral Manager Fees accrued through the effective date of the removal or resignation, to the extent that funds are available for that purpose in accordance with the Priority of Payments, and such payments shall rank in the Priority of Payments pari passu with the Collateral Manager Fees due to the Replacement Collateral Manager.

(f) Upon the effective date of termination of this Agreement, the Collateral Manager shall as soon as practicable:

(i) deliver to the Issuer, or as the Issuer directs, all property and documents of the Trustee, the Note Administrator or the Issuer or otherwise relating to the Collateral then in the custody of the Collateral Manager (although the Collateral Manager may keep copies of such documents for its records); and

(ii) deliver to the Trustee and the Note Administrator an accounting with respect to the books and records delivered to the Issuer or the Replacement Collateral Manager appointed pursuant to this Section 12.

The Collateral Manager shall reasonably assist and cooperate with the Trustee, the Note Administrator and the Issuer (as reasonably requested by the Trustee, the Note Administrator or the Issuer) in the assumption of the Collateral Manager’s duties by any Replacement Collateral Manager as provided for in this Agreement, as applicable. Notwithstanding such termination, the Collateral Manager shall remain liable to the extent set forth herein (but subject to Section 13 hereof) for the Collateral Manager’s acts or omissions hereunder arising prior to its termination as Collateral Manager hereunder and for any Collateral Manager Liabilities in respect of or arising out of a breach of the representations and warranties made by it in Section 5 hereof or from any failure of the Collateral Manager to comply with the provisions of this Section 12(g).

(g) The Collateral Manager agrees that, notwithstanding any termination, the Collateral Manager shall reasonably cooperate in any Proceeding arising in connection with this Agreement, the Indenture or any of the Collateral (excluding any such Proceeding in which claims are asserted against the Collateral Manager or any Affiliate of the Collateral Manager) so long as the Collateral Manager shall have been offered (in its judgment) reasonable security, indemnity or other provision against the cost, expenses and liabilities that might be incurred in connection therewith, but, in any event, shall not be required to make any admission or to take any action against the Collateral Manager’s own interests or the interests of other funds and accounts advised by the Collateral Manager.

(h) If this Agreement is terminated pursuant to Section 12(a) or (c) hereof, such termination shall be without any further liability or obligation of the Issuer or the Collateral Manager to the other, except as provided in Sections 6, 7, 12 and 13 and the last sentence of Section 10 hereof.

13. Liability of Collateral Manager. (a) The Collateral Manager assumes no responsibility under this Agreement other than to render the services called for from the Collateral Manager hereunder and under the Indenture in the manner prescribed herein and therein. The Collateral Manager and its Affiliates, and each of their respective partners, shareholders, members, managers, officers, directors, employees, agents, accountants and attorneys (the Collateral Manager and such other Persons collectively, the “Collateral Manager Indemnified Parties”) shall have no liability to the Noteholders, the Trustee, the Issuer, the Co-Issuer, the Placement Agents, the Note Administrator, the Servicer, the Special Servicer or any of their respective Affiliates, partners, shareholders, officers, directors, employees, agents, accountants and attorneys, for any error of judgment, mistake of law, or for any claim, loss, liability, damage, settlement, costs, or other expenses (including reasonable attorneys’ fees and court costs) of any nature whatsoever (collectively, “Collateral Manager Liabilities”) that arise out of or in connection with any act or omissions of the Collateral Manager in the performance of its duties under this Agreement or the other Transaction Documents or for any decrease in the value of the Collateral Interests or Eligible Investments, except (i) by reason of acts or omissions constituting bad faith, willful misconduct or negligence in the performance of, or negligent disregard of, the duties of the Collateral Manager hereunder and under the terms of the other Transaction Documents and (ii) with respect to the information concerning the Collateral Manager under the heading “The Collateral Manager” in the Offering Memorandum containing any untrue statement of material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Issuer agrees that the Collateral Manager shall not be liable for any consequential, special, exemplary or punitive damages hereunder. The breaches described in Section 13(a)(i) and (ii) are collectively referred to for purposes of this Section 13 as “Collateral Manager Breaches.”

(b) The Collateral Manager shall indemnify, defend and hold harmless the Issuer and each of its partners, shareholders, members, managers, officers, directors, employees, agents, accountants and attorneys (each, an “Issuer Indemnified Party”) from and against any Collateral Manager Liabilities that are incurred as a direct consequence of the Collateral Manager Breaches, except for liability to which such Issuer Indemnified Party would be subject by reason of willful misconduct, bad faith, negligence in the performance of, or negligent disregard of the obligations of the Issuer hereunder and under the terms of the Indenture.

(c) The Issuer shall reimburse, indemnify and hold harmless each of the Collateral Manager Indemnified Parties from any and all Collateral Manager Liabilities, as are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation (whether or not such Collateral Manager Indemnified Party is a party) caused by, or arising out of or in connection with this Agreement, the Indenture and the transactions contemplated hereby and thereby, including the issuance of the Notes, or any acts or omissions of any Collateral Manager Indemnified Parties except those that are the result of Collateral Manager Breaches. Any amounts payable by the Issuer under this Section 13(c) shall be payable only subject to the Priority of Payments set forth in the Indenture and only to the extent Collateral is available therefor.

(d) With respect to any claim made or threatened in writing against an Issuer Indemnified Party or a Collateral Manager Indemnified Party (each, an “Indemnified Party”), or compulsory process or request or other notice of any Collateral Manager Liability served upon an Indemnified Party, for which such Indemnified Party is or may be entitled to indemnification under this Section 13, such Indemnified Party shall (or, with respect to Indemnified Parties that are directors, managers, officers, stockholders, members, managers, agents or employees of the Issuer or the Collateral Manager, the Issuer or the Collateral Manager, as the case may be, shall cause such Indemnified Party to):

(i) give written notice to the indemnifying party of such claim within ten Business Days after such Indemnified Party’s receipt of actual notice that such claim is made or threatened, which notice to the indemnifying party shall specify in reasonable detail the nature of the claim and the amount (or an estimate of the amount) of the claim; provided, however, that the failure of any Indemnified Party to provide such notice to the indemnifying party shall not relieve the indemnifying party of its obligations under this Section 13 unless the rights or defenses available to the Indemnified Party are materially prejudiced or otherwise forfeited by reason of such failure;

(ii) at the indemnifying party’s expense, provide the indemnifying party such information and cooperation with respect to such claim as the indemnifying party may reasonably require, including making appropriate personnel available to the indemnifying party at such reasonable times as the indemnifying party may request;

(iii) at the indemnifying party’s expense, cooperate and take all such steps as the indemnifying party may reasonably request to preserve and protect any defense to such claim;

(iv) in the event suit is brought with respect to such claim, upon reasonable prior notice, afford to the indemnifying party the right, which the indemnifying party may exercise in its sole discretion and at its expense, to participate in the investigation, defense and settlement of such claim;

(v) neither incur any material expense to defend against nor release or settle any such claim or make any admission with respect thereto (other than routine or incontestable admissions or factual admissions the failure to make of which would expose such Indemnified Party to unindemnified liability) nor permit a default or consent to the entry of any judgment in respect thereof, in each case without the prior written consent of the indemnifying party; and

(vi) upon reasonable prior notice, afford to the indemnifying party the right, in such indemnifying party’s sole discretion and at such indemnifying party’s sole expense, to assume the defense of such claim, including the right to designate counsel reasonably acceptable to the Indemnified Party and to control all negotiations, litigation, arbitration, settlements, compromises and appeals of such claim; provided that, if the indemnifying party assumes the defense of such claim, it shall not be liable for any fees and expenses of counsel for any Indemnified Party incurred thereafter in connection with such claim except that, if such Indemnified Party reasonably determines that counsel designated by the indemnifying party has a conflict of interest, such indemnifying party shall pay the reasonable fees and disbursements of one counsel (in addition to any local counsel) separate from such indemnifying party’s own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and provided, further, that the indemnifying party shall not have the right, without the Indemnified Party’s written consent, to settle any such claim if, in a case where the Issuer is the indemnifying party, the Issuer does not make available (in accordance with the Priority of Payments), in a segregated account available only for this purpose, the full amount required to pay any amounts due from the Indemnified Party under such settlement or, in any case, such settlement (A) arises from or is part of any criminal action, suit or proceeding, (B) contains a stipulation to, confession of judgment with respect to, or admission or acknowledgement of, any liability or wrongdoing on the part of the Indemnified Party, (C) relates to any federal, state or local tax matters, (D) provides for injunctive relief, or other relief other than damages, which is binding on the Indemnified Party or (E) does not include a full release of the Indemnified Party without admission of fault or wrongdoing.

(e) In the event that any Indemnified Party waives its right to indemnification hereunder, the indemnifying party shall not be entitled to appoint counsel to represent such Indemnified Party nor shall the indemnifying party reimburse such Indemnified Party for any costs of counsel to such Indemnified Party.

(f) Nothing herein shall in any way constitute a waiver or limitation of any rights that the Issuer or the Collateral Manager may have under any United States federal or state securities laws.

(g) The Collateral Manager and any director, officer, manager, member, employee or agent thereof may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any appropriate Person respecting any matter arising hereunder or under the other Transaction Documents.

14. Obligations of Collateral Manager. (a) Unless otherwise required by a provision of the Indenture or this Agreement or by applicable law, the Collateral Manager shall use all commercially reasonable efforts to ensure that no action is taken by it, and shall not intentionally or with negligent disregard take any action, which the Collateral Manager knows or reasonably should know (i) could reasonably be expected to materially adversely affect the Issuer or the Co-Issuer for purposes of Cayman Islands law, Delaware law, United States federal or state law or any other law known to the Collateral Manager to be applicable to the Issuer or the Co-Issuer, (ii) would not be permitted under the Issuer or the Co-Issuer’s Governing Documents, (iii) would require registration of the Issuer or the Co-Issuer or the Collateral as an “investment company” under the Investment Company Act, (iv) would cause the Issuer or the Co-Issuer to violate the terms of the Indenture or any other agreement, representation or certification contemplated by or provided pursuant to the Indenture, (v) would cause the Issuer to fail to qualify as a Qualified REIT Subsidiary unless the Issuer has received an opinion of Dechert LLP, Vinson & Elkins LLP or another nationally recognized tax counsel experienced in such matters that the Issuer will be treated as a foreign corporation that will not be treated as engaged in a trade or business in the United States for federal income tax purposes, (vi) would have a materially adverse United States federal or state income tax effect on the Issuer or (vii) would result in the Issuer entering into any “reportable transactions” in connection with the U.S. Internal Revenue Service tax shelter rules unless the Collateral Manager notifies the Issuer immediately after entering into any such reportable transactions.

The Collateral Manager shall not take any action that would cause the Issuer to be required to register as or become subject to regulatory supervision or other legal requirements under the laws of any country or political subdivision thereof as a bank, insurance company or finance company. The Collateral Manager shall not take any action that would cause the Issuer to be treated as a bank, insurance company or finance company for purposes of (i) any tax, securities law or other filing or submission made to any governmental authority, (ii) any application made to a rating agency or (iii) qualification for any exemption from tax, securities law or any other legal requirements. The Collateral Manager shall not cause the Issuer to hold itself out to the public as a bank, insurance company or finance company. The Collateral Manager shall not cause the Issuer to hold itself out to the public, through advertising or otherwise, as originating loans, lending funds, or making a market in loans, derivative financial instruments or other assets. The Collateral Manager shall not have any liability under this Section 14 for any action taken by the Collateral Manager in good faith in reliance on information provided by the Issuers or the Trustee.

(b) The Collateral Manager to the extent required under the Indenture, and on behalf of the Issuer, shall: (i) engage the services of an Independent certified accountant to prepare any United States federal, state or local income tax or information returns and any non-United States income tax or information returns that the Issuer may from time to time be required to file under applicable law (each, a “Tax Return”), (ii) deliver, prior to the applicable date upon which penalties and interest would accrue, each Tax Return, properly completed, to the Issuer (or the Company Administrator on its behalf) for signature and (iii) file or deliver such Tax Return on behalf of the Issuer within any applicable time limit with any authority or Person as required under applicable law.

(c) Notwithstanding anything to the contrary herein, the Collateral Manager or any of its Affiliates may take any action that is not specifically prohibited by the Indenture, this Agreement or applicable law that the Collateral Manager or any Affiliate of the Collateral Manager deems to be in its or a client’s (or in their respective portfolios’) best interest regardless of its impact on the Issuer or the Collateral Interests.

15. No Partnership or Joint Venture. The Issuer and the Collateral Manager are not partners or joint venturers with each other, and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them. The Collateral Manager’s relation to the Issuer shall be that of an independent contractor and not a general agent. Except as expressly provided in this Agreement and in the Indenture, the Collateral Manager shall not have authority to act for or represent the Issuer in any way and shall not otherwise be deemed to be the Issuer’s agent.

16. Notices. Any notice from a party under this Agreement shall be in writing and addressed and delivered or sent by electronic mail, certified mail, postage prepaid, return receipt requested, or by overnight or second day delivery by a nationally recognized courier, such as FedEx or UPS, to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Issuer for this purpose shall be:

TRTX 2025-FL6 Issuer, Ltd.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention: Chris Leahy, Ryan Roberto and Bob Foley

Email: TRTXCLONotice@tpg.com;

with a copy to:

TRTX 2025-FL6 Issuer, Ltd.

888 Seventh Avenue, 35th Floor

New York, New York 10106

Attention: Chris Leahy, Ryan Roberto and Bob Foley

Email: TRTXCLONotice@tpg.com;

with a copy to the Collateral Manager (as addressed below).

the address of the Collateral Manager for this purpose shall be:

TPG RE Finance Trust Management, L.P.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention: Chris Leahy, Ryan Roberto and Bob Foley

Email: TRTXCLONotice@tpg.com;

with a copy to:

TPG RE Finance Trust Management, L.P.

888 Seventh Avenue, 35th Floor

New York, New York 10106

Attention: Chris Leahy, Ryan Roberto and Bob Foley

Email: TRTXCLONotice@tpg.com;

17. Succession; Assignment. This Agreement shall inure to the benefit of, and be binding upon the successors to, the parties hereto. Any assignment of this Agreement by operation of law or otherwise to any Person, in whole or in part, by the Collateral Manager shall be deemed null and void unless the Collateral Manager Replacement Conditions are satisfied.

Any assignment consented to by the Issuer in accordance with Article 15 of the Indenture shall bind the assignee hereunder in the same manner as the Collateral Manager is bound. In addition, the assignee shall execute and deliver to the Issuer, the Note Administrator and the Trustee a counterpart of this Agreement naming such assignee as Collateral Manager. Upon the execution and delivery of such a counterpart by the assignee, the Collateral Manager shall be released from further obligations pursuant to this Agreement, except with respect to the Collateral Manager’s obligations arising under Section 13 of this Agreement prior to such assignment and except with respect to the Collateral Manager’s obligations under the last sentence of Section 10 and Sections 7 and 12 hereof. This Agreement shall not be assigned by the Issuer without the prior written consent of the Collateral Manager, the Note Administrator and the Trustee (subject to the satisfaction of the Rating Agency Condition), except in the case of assignment by the Issuer to (i) an entity that is a successor to the Issuer permitted under the Indenture, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Issuer is bound hereunder and thereunder or (ii) the Trustee as contemplated by the Indenture (and, in connection therewith, the Collateral Manager agrees to be bound by Article 15 of the Indenture). In the event of any assignment by the Issuer, the Issuer shall use its best efforts to cause its successor to execute and deliver to the Collateral Manager such documents as the Collateral Manager shall consider reasonably necessary to effect fully such assignment. The Collateral Manager hereby consents to the assignment and other matters set forth in Article 15 of the Indenture.

18. No Bankruptcy Petition/Limited Recourse. The Collateral Manager covenants and agrees that, prior to the date that is one year and one day (or, if longer, the applicable preference period then in effect (including any period established pursuant to the laws of the Cayman Islands)) after the payment in full of all Notes issued by the Issuer under the Indenture, the Collateral Manager will not institute against, or join any other Person in instituting against, the Issuer (or any Permitted Subsidiary) or the Co-Issuer any bankruptcy, reorganization, arrangement, insolvency, winding up, moratorium or liquidation proceedings or other proceedings under any bankruptcy, insolvency, winding up, reorganization or similar law of any jurisdiction; provided, however, that nothing in this provision shall preclude, or be deemed to stop, the Collateral Manager from taking any action prior to the expiration of the aforementioned one year and one day period (or, if longer, the applicable preference period then in effect (including any period established pursuant to the laws of the Cayman Islands)) in (x) any case or proceeding voluntarily filed or commenced by the Issuer or the Co-Issuer, as the case may be, or (y) any involuntary insolvency proceeding filed or commenced against the Issuer or the Co-Issuer, as the case may be, by a Person other than the Collateral Manager. The Collateral Manager hereby acknowledges and agrees that the Issuer’s obligations hereunder will be solely the corporate obligations of the Issuer, and the Collateral Manager will not have recourse to any of the directors, officers, employees, incorporators, shareholders or Affiliates of the Issuer, or any members of the Advisory Committee, with respect to any claims, losses, damages, liabilities, indemnities or other obligations hereunder or in connection with any transaction contemplated hereby. Notwithstanding any provision hereof, all obligations of the Issuer and any claims arising from this Agreement or any transactions contemplated by this Agreement, in each case arising from time to time and at any time, shall be limited solely to the Collateral payable in accordance with the Priority of Payments. If payments on any such claims from the Collateral available at such time are insufficient, no other assets shall be available for payment of the deficiency and, following liquidation of all the Collateral, all claims against the Issuer and the obligations of the Issuer to pay such deficiencies shall be extinguished and shall not thereafter revive. The Issuer hereby acknowledges and agrees that the Collateral Manager’s obligations hereunder shall be solely the limited liability company obligations of the Collateral Manager, and the Issuer shall not have any recourse to any of the members, managers, directors, officers, employees, shareholders or Affiliates of the Collateral Manager with respect to any Collateral Manager Liabilities in connection with any transactions contemplated hereby. The provisions of this Section 18 shall survive the termination of this Agreement for any reason whatsoever.

19. Rating Agency Information. All information and notices required to be delivered to the Rating Agencies pursuant to this Agreement or requested by the Rating Agencies in connection herewith, shall first be provided in electronic format to the 17g-5 Information Provider in compliance with the terms of the Indenture (who shall post such information to the 17g-5 Website in accordance with Section 14.13 of the Indenture).

Each party hereto, insofar as it may communicate with any Rating Agency pursuant to any provision of this Agreement, each other party to this Agreement, agrees to comply (and to use its commercially reasonable efforts to cause each and every sub-servicer, subcontractor, vendor or agent for such Person and each of its officers, directors and employees to comply) with the provisions relating to communications with the Rating Agencies set forth in this Section 19 and shall not deliver to any Rating Agency any report, statement, request or other information relating to the Notes or the Collateral Interests other than in compliance with such provisions.

None of the foregoing restrictions in this Section 19 prohibit or restrict oral or written communications, or providing information, between the Collateral Manager, on the one hand, and any Rating Agency, on the other hand, with regard to (i) such Rating Agency’s review of the ratings, if any, it assigns to such party, (ii) such Rating Agency’s approval, if any, of such party as a commercial mortgage master, special or primary servicer or (iii) such Rating Agency’s evaluation of such party’s servicing operations in general; provided, however, that such party shall not provide any information relating to the Notes or the Collateral Interests to any Rating Agency in connection with any such review and evaluation by such Rating Agency unless (x) borrower, property or deal specific identifiers are redacted; or (y) such information has already been provided to the 17g-5 Information Provider and has been uploaded onto the 17g-5 Website.

20. Miscellaneous.21. (a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflict of laws principles thereof. With respect to any action or proceeding arising out of or relating to the Notes, the Indenture or this Agreement (“Proceedings”), each party irrevocably (i) submits to the nonexclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in the City of New York and (ii) waives any objection that such party may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction, nor shall the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction. A final and non- appealable judgment by a court of competent jurisdiction in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

The Collateral Manager irrevocably consents to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process in accordance with Section 16 above to the Collateral Manager at the Collateral Manager’s address set forth in Section 16, or such other address as the Collateral Manager may advise the Issuer in writing. The Issuer consents to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to c/o Maples Fiduciary Services (Delaware) Inc., Suite 302, 4001 Kennett Pike, County of New Castle, Wilmington, Delaware 19807 (and any successor entity), as its authorized agent to receive and forward on its behalf service of any and all process which may be served in any such suit, action or proceeding in any such court and agrees that service of process upon Maples Fiduciary Services (Delaware) Inc. shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and shall be taken and held to be valid personal service upon it. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) The captions in this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(c) In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

(d) This Agreement (including Exhibit A attached hereto) may be modified (i) upon the written consent of the Issuer and the Collateral Manager, without the consent of any other Person (1) to cure any ambiguity, (2) to correct or supplement any provision herein which may be inconsistent with any other provision herein or in the Offering Memorandum, (3) to add to any other provisions with respect to matters or questions arising under this Agreement or (4) for any other purposes, provided that such action does not adversely affect in any material respect the interests of any Securityholder, the Servicer or the Special Servicer without the consent of such Securityholder, Servicer or Special Servicer, as applicable; (ii) without the consent of any of the Securityholder or satisfaction of the Rating Agency Condition, to evidence changes to applicable laws and regulations, including the Advisers Act and any rules, regulations or interpretive guidance issued or promulgated thereunder or (iii) with the written consent of the Noteholders evidencing, in the aggregate, not less than a Majority of the Voting Rights of the Noteholders, and the written consent of the Holders of a Majority of the Preferred Shares, for the purpose of adding any provisions or changing in any manner or eliminating any provisions of this Agreement that materially and adversely affect the rights of the Securityholders.

(e) This Agreement constitutes the entire understanding and agreement between the parties hereto and supersedes all other prior and contemporaneous understandings and agreements, whether written or oral, between the parties hereto concerning this subject matter (other than the Indenture).

(f) The Collateral Manager hereby agrees and consents to the terms of Section 15.1(f) of the Indenture applicable to the Collateral Manager and shall perform any provisions of the Indenture made applicable to the Collateral Manager by the Indenture as required by Section 15.1(f) of the Indenture. The Collateral Manager agrees that all of the representations, covenants and agreements made by the Collateral Manager herein are also for the benefit of the Trustee, the Note Administrator, the Noteholders and the Holders of the Preferred Shares.

(g) This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. This Agreement shall be valid, binding and enforceable against a party (and any respective successors and permitted assigns thereof) when executed and delivered by an authorized individual on behalf of such party by means of (i) an original manual signature, (ii) a faxed, scanned or photocopied manual signature or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”), in each case, to the extent applicable. Each faxed, scanned or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by electronic transmission shall be as effective as delivery of a manually executed original counterpart to this Agreement. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

(h) The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to.”

(i) Subject to the last sentence of the third from the last paragraph of Section 1 hereof, in the event of a conflict between the terms of this Agreement and the Indenture, including with respect to the obligations of the Collateral Manager hereunder and thereunder, the terms of this Agreement shall be controlling.

(j) No failure or delay on the part of any party hereto to exercise any right or remedy under this Agreement shall operate as a waiver thereof, and no waiver shall be effective unless it is in writing and signed by the party granting such waiver.

(k) This Agreement is made solely for the benefit of the Issuer, the Collateral Manager, the Note Administrator and the Trustee, on behalf of the Noteholders and the Holders of the Preferred Shares, their successors and assigns, and no other person shall have any right, benefit or interest under or because of this Agreement.

(l) The Collateral Manager hereby irrevocably waives any rights it may have to set off against the Collateral.

(m) No Noteholder or Holder of any Preferred Share is a third-party beneficiary under this Agreement for any purpose or has any independent rights hereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized representatives as of the day and year first above written,

TRTX 2025-FL6 ISSUER, LTD., as Issuer

By:	/s/ Martin Davidson
Name: Martin Davidson
Title: Chief Accounting Officer

[TRTX 2025-FL6 – Collateral Management Agreement]

TPG RE FINANCE TRUST MANAGEMENT, L.P., as Collateral Manager

By:	/s/ Martin Davidson
Name: Martin Davidson
Title: Chief Accounting Officer

[TRTX 2025-FL6 – Collateral Management Agreement]

EXHIBIT A

Advisory Committee Guidelines

1.	General.

If, at any time after and excluding the Closing Date, the Collateral Manager desires to direct a Restricted Transaction (other than a Restricted Transaction Exception), before effecting such trade, it shall first present such Restricted Transaction to the Advisory Committee for (1) review and prior approval and (2) a determination by the Advisory Committee that (i) such Restricted Transaction is on terms (including, but not limited to, the purchase price) substantially as favorable to the Issuer as would be the case if such transaction were effected with Persons not so affiliated with the Collateral Manager or any of its Affiliates, and that (ii) the purchase price in respect of any Collateral Interest acquired by the Issuer from the Seller pursuant to such a direct trade is at least equal to the fair market value of such Collateral Interest.

2.	Composition of the Advisory Committee.

The Advisory Committee must be comprised of at least one person (which may be an individual or an entity), who is not an Affiliate of the Collateral Manager (each such person, an “Independent Member”).

The Advisory Committee also may have one or more members appointed by the Collateral Manager and employed by the Collateral Manager or an Affiliate thereof (each such person, an “Affiliated Member”).

3.	Requisite Experience.

Each member of the Advisory Committee must at the time of appointment and at all relevant times thereafter have Requisite Experience.

The Collateral Manager and the Issuer will have the right to accept a representation and warranty from a member regarding its Requisite Experience, in the absence of actual knowledge by a responsible officer of the Collateral Manager to the contrary.

“Requisite Experience” means experience as a sophisticated investor, including, without limitation, in fixed income investing (directly and/or through investment vehicles) and/or substantial experience and knowledge in and of the commercial real estate loan market and related investment arenas, such that the relevant Advisory Committee member believes that such member is capable of determining whether or not to participate in Advisory Committee decisions on the basis of the provisions described herein. Such person need not be a professional loan investor or loan originator.

4.	Appointment of Initial Members of the Advisory Committee.

The initial members of the Advisory Committee may be appointed by the Collateral Manager.

Exh. A-1

5.	Removal of Independent Members of the Advisory Committee; Replacement of Independent Members of the Advisory Committee.

A Majority of the Controlling Class (excluding any Notes held by the Collateral Manager, any of its Affiliates or any funds (other than the Issuer) managed by the Collateral Manager or its Affiliates) shall have the right to remove any member of the Advisory Committee.

Any replacement Independent Member shall be selected by the Collateral Manager and must be approved by a Majority of the Controlling Class.

Any replacement Affiliated Member shall be appointed by the Collateral Manager.

The Collateral Manager will have the right to remove an Independent Member if such Independent Member fails to comply with the terms governing the Advisory Committee, subject to any applicable grace and cure periods, but such removal shall be subject to the appointment of a successor Independent Member.

The Collateral Manager will have the right to remove any Affiliated Member at any time and in its sole discretion (with or without cause), and such removal will not be subject to the appointment of any successor Affiliated Member.

6.	Term; Resignation of Members of the Advisory Committee.

Each member of the Advisory Committee will serve until such member resigns, dies (or with respect to an entity, its liquidation or winding-up) or is removed or until all of the Collateral has been sold and the lien of the Indenture in respect thereto has been released, in each case as more particularly described in an agreement to be entered into between each member of the Advisory Committee and the Issuer.

Each member of the Advisory Committee will have the right to resign without penalty at any time, and such resignation will not be subject to the appointment of a replacement member.

7.	Approval Process.

If the Collateral Manager wants the Issuer to consider a Restricted Transaction (other than a Restricted Transaction Exception), the Collateral Manager will give notice of such proposed Restricted Transaction to the members of the Advisory Committee. The notice will contain the request by the Collateral Manager for the Advisory Committee’s consent to the Restricted Transaction. The notice will be accompanied by:

•	an investment memorandum; and

•

an underwriting analysis, in form and substance as the Collateral Manager or its affiliates would use in connection with its underwriting and approval of a loan similar to the Collateral Interests, including any analysis, reports or documents delivered to the related credit committee (the “Review Materials”).

Exh. A-2

The investment memorandum (a) will be a reasonably detailed (anticipated to be approximately two pages) description of the proposed investment, the issuer thereof and related information and (b) will include information about the identity of any Affiliated Person involved in the proposed investment and the capacity in which it will be acting and a narrative about why, in the judgment of the Collateral Manager, the investment is appropriate to be purchased or sold by the Issuer, as the case may be. The notice will contain the Collateral Manager’s offer to provide additional information as requested to the Advisory Committee.

8.	Unanimous Written Consent.

Regardless of the composition of the Advisory Committee, each Restricted Transaction (other than a Restricted Transaction Exception) must be approved in writing by each member of the Advisory Committee. The Advisory Committee will have no less than five (5) Business Days after receipt of the Review Materials and any other information requested by the Advisory Committee to review such Restricted Transaction.

The members of the Advisory Committee are under no obligation to consent to a Restricted Transaction.

•	If all of the members of the Advisory Committee approve a Restricted Transaction in writing, the Issuer will effect it at the option of the Collateral Manager.

•

Except with respect to a Restricted Transaction Exception, if any member of the Advisory Committee notifies the Collateral Manager that the Advisory Committee will not approve the Restricted Transaction, the Issuer will not effect the Restricted Transaction.

If at any time the Advisory Committee does not have at least one Independent Member or any member does not have Requisite Experience, the Collateral Manager will not be permitted to use the Advisory Committee to approve any Restricted Transaction.

9.	Indemnification; Compensation.

Each Independent Member shall receive arm’s length compensation by the Issuer for serving on the Advisory Committee as agreed between such member and the Issuer. Any such payment shall be payable by the Issuer as part of its expenses in accordance with the Priority of Payments (or, in the case of any amounts due on the Closing Date, from the gross proceeds of the sale of the Notes).

Pursuant to an agreement to be entered into between each member of the Advisory Committee and the Issuer, each member of the Advisory Committee will be entitled to indemnification from the Issuer and broad exculpation provisions, i.e., no liability except for such member’s willful misconduct or fraud.

Exh. A-3

10.	Reliance.

Each member of the Advisory Committee may conclusively rely (without any independent investigation or otherwise) on any information provided by the Collateral Manager (excluding any statements regarding market pricing).

11.	Amendment.

These Advisory Committee Guidelines may not be amended without the prior written consent of the Independent Member.

Exh. A-4